Exhibit 99.1

Biometric Authentication Technology Provider BIO-key Reports

2018 Revenue of $4M Reflecting New Revenue Recognition Standards;

Initiates 2019 Revenue Guidance of $11M - $14M

Wall, NJ, April 1, 2019 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its fourth quarter (Q4'18) and full year ended December 31, 2018 and provided initial 2019 financial guidance. BIO-key will host a conference call tomorrow at 10:00 a.m. EDT (details below) to review its results and 2019 outlook.

2018 Highlights:

●	BIO-key Secured more than $10M in Orders for its Biometric Security Software
●	Two Florida County Election Boards Selected BIO-key to Protect Integrity of Voting Process
●	NY Regional Bank Selected BIO-key Biometric Authentication to Comply with NY State’s Cybersecurity Law
●	BIO-key Showcased Enterprise Biometric Authentication Solutions for Microsoft Windows Hello at Microsoft Ignite 201
●	Claro Subsidiary of Leading Latin America Telecom Provider América Móvil Selected BIO-key Biometric Software to Secure Access to Customer Data
●	BIO-key Partnered with Consumer Tech Provider Aluratek to Introduce its Biometric and Bluetooth Padlock Line to National Retailers Including Best Buy
●	Hungary’s Largest IT Service Provider Selected BIO-key to Provide Multi-factor Authentication for a Hungarian Law Enforcement Agency

BIO-key CEO Michael DePasquale commented, “We have closed out 2018 with our most significant software license deployments to date which included a $5M Q4 '2018 license deployment. However, our 2018 financial statements include revenue of only approximately $1.1M of the $5M as under new GAAP revenue recognition standards, this contract is being recorded to revenue as payments are received. We expect to record the approximate $4M balance due under this license as revenue in 2019. On a positive note, the deferral of revenue recognition until payments are received will allow for more predictable, consistent quarterly performance.

“Importantly, 2018 marked a significant year of progress for BIO-key both in terms of new business productivity and developing predictable and recurring revenue opportunities for our core biometric software technology for 2019 and beyond. Case in point, our recurring service revenue contributed to 88% of total service revenues in 2018 compared to 41% of total service revenues in 2017. This was a result of a large three-year maintenance contract, and several new orders from smaller customers. In addition, we received multiple contract awards for our ID Director for Windows from highly visible customers in law enforcement, financial services and manufacturing around the world. These customers were looking to either secure the online activity of remote users and shared workstations or incorporate workflow efficiencies, such as replacing cumbersome passwords with ‘frictionless’ biometric authentication, while also adding enhanced tracking and reporting capabilities to their security infrastructure.

2019 Financial Guidance

“Based on revenue and cash flow from contracts in place, combined with favorable prospects from our business development efforts, we believe BIO-key is well positioned to deliver sustainable, top and bottom line improvements in 2019 and thereafter. As a result, BIO-key is initiating 2019 full-year revenue guidance of $11 to $14M, representing significant growth over the past two years combined. Within this revenue guidance range, we expect BIO-key will achieve positive cash flow and net income for the full year period.”

Mr. DePasquale concluded, “Our strategy remains to position BIO-key as a preferred provider of secure biometric authentication solutions across a growing base of use cases. We made solid progress in this regard over the past few years, and we are confident in our growth prospects for 2019 and beyond. This view is supported by clear and growing global need for enhanced authentication solutions and the clear value, security and user efficiency our solutions provide across various devices and enterprise and mobile networks.”

BIO-key’s 2018 results reflect the implementation of the Financial Accounting Standards Board’s new revenue recognition standards in Topic 606, Revenue from Contracts with Customers. During Q4 2018, BIO-key executed a $5 million order, which includes two annual extensions for an additional $7 million for its biometric authentication platform from a Chinese based company focused on the technology and financial services industries in Asia. However, pursuant to the new revenue recognition standards, BIO-key recorded $1.1 million of the $5 million license sale deployed in 2018. BIO-key’s revenue recognition under the contract is being driven by the receipt of monthly cash payments of $555,000 which commenced in early 2019. Going forward, BIO-key will record revenue on a quarterly basis as those additional payments are received under the contract.

Q4 2018 Results

Q4'18 total revenue decreased to $1.7M from $3.1M in Q4'17, reflecting the recognition of just $1.1M in revenue from over $5M in software licenses shipped in the Q4’18 period. Gross margin decreased to 41% in Q4'18 from 72% in Q4'17, due primarily to lower software revenue and an increase of $270,000 of non-cash software license rights amortization expense.

Operating expenses in Q4'18 decreased by $0.3M, but were offset by a $0.7M write-down of an aged receivable for a net increase of 21% to $2M in Q4'18 compared to $1.7M in Q4'17.

BIO-key's Q4'18 net loss was $1.4M, or $0.10 per basic share after preferred dividends, compared to a net income of $0.5M, or $0.04 per diluted share after preferred dividends, in Q4'17.

FY 2018 Results

Full year 2018 revenue declined 36% to $4.0M versus $6.3M in 2017, reflecting the recognition of $1.1M in revenue from over $5M in software licenses shipped in Q4 2018 versus $2.5M in Q4 2017. Hardware revenue, including readers and locks, also declined to $1.3M in 2018 compared to $1.9M in 2017. Gross margin declined to (3%) compared to 49% in 2017, principally due to lower recorded revenue in 2018 and increased non-cash software license rights amortization expense of $1.1M.

Operating expenses declined to $6.7M in 2018 compared to $7.3M in 2017, reflecting decreases of $0.3M and $0.2M in selling, general and administrative expenses and R&D expenses, respectively, offset by a $0.7M write-down of an aged receivable in 2018. Full Year 2017 operating expenses included $531K of non-recurring fees and costs related to the up listing of BIO-key's shares to the Nasdaq Capital Market.

BIO-key’s 2018 net loss was ($6.9M), or ($0.73) per basic share after preferred dividends, compared to a net loss of ($4.3M), or ($0.76) per basic share after preferred dividends, in 2017. Per share results in 2018 and 2017 are based on a weighted average of 11.6 million and 6.6 million basic shares outstanding, respectively.

BIO-key had net working capital of $3.0 million as of December 31, 2018 and $4.7 million at December 31, 2017. Net working capital included approximately $1.9 million of cash and cash equivalents plus accounts receivable at December 31, 2018 versus $3.2 million at December 31, 2017.

Conference Call and Webcast Replay

Date/Time: Tuesday, April 2, 2019 at 10 am ET

Dial-In number: 1-877-418-5460 U.S. or 412-717-9594 (Intl.)

Webcast Replay: BKYI Q4 and FY 2018 Webcast & Replay – Available for 30 days

Call Replay: 1-877-344-7529 U.S. or 412-317-0088; Int’l code 10129884#

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to expand into the Asian market; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor & Media Contacts

William Jones, Tanya Kamatu

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended Dec. 31,		Years ended Dec. 31,
	2018	2017	2018	2017

Revenues
Services	$235,267	$361,428	$1,012,576	$1,193,190
License fees and other	1,272,276	2,543,029	1,739,897	3,220,371
Hardware	207,653	150,893	1,292,069	1,889,423
Total revenues	1,715,196	3,055,350	4,044,542	6,302,984

Costs and other expenses
Cost of services	69,672	135,921	443,210	439,291
Cost of license fees, hardware and other	944,938	708,251	3,720,980	2,802,860
Total costs and other expenses	1,014,610	844,173	4,164,190	3,242,151
Gross Profit (Loss)	700,586	2,211,177	(119,648)	3,060,833

Operating expenses
Selling, general and administrative	1,746,598	1,384,668	5,333,906	5,676,323
Research, development and engineering	334,107	330,552	1,415,401	1,659,875
Total operating expenses	2,080,705	1,715,220	6,749,307	7,336,198
Operating Income (loss)	(1,380,119)	495,956	(6,868,955)	(4,275,365)

Other income
Interest income	16	6	80	27
Total other income	16	6	80	27
Net Income (loss)	(1,380,103)	495,963	(6,868,875)	(4,275,338)
Deemed dividend from trigger of anti-dilution provision feature			(1,428,966)	-
Convertible preferred stock dividends		(167,283)	(198,033)	(769,158)
Net income (loss) available to common stockholders	(1,380,103)	328,680	(8,495,874)	(5,044,496)

Income or (Loss) per Diluted or Basic Common Share	$(0.10)	$0.04	$(0.73)	$(0.76)

Weighted Average Shares Outstanding:
Basic or Diluted	14,001,423	7,549,575	11,607,933	6,638,382

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$323,943	$288,721
Accounts receivable, net	1,574,032	2,875,946
Due from factor	56,682	109,865
Inventory	998,829	946,847
Resalable software license rights	1,125,000	2,640,000
Prepaid expenses and other	150,811	152,654
Total current assets	4,229,297	7,014,033
Resalable software license rights, net of current portion	6,790,610	7,933,808
Accounts receivable, net of current portion	-	760,000
Equipment and leasehold improvements, net	148,608	181,165
Capitalized contract costs, net	319,199	-
Deposits and other assets	8,712	8,712
Intangible assets, net	195,906	181,104
Total non-current assets	7,463,035	9,064,789
TOTAL ASSETS	$11,692,332	$16,078,822

LIABILITIES
Accounts payable	$481,269	$499,230
Accrued liabilities	548,232	688,023
Dividends payable on preferred stock	-	630,408
Deferred revenue	196,609	507,866
Total current liabilities	1,226,110	2,325,527
TOTAL LIABILITIES	1,226,110	2,325,527

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 0 and 62,596 of $.0001 par value at December 31, 2018 and December 31, 2017, respectively	-	6
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 0 and 105,000 of $.0001 par value at December 31, 2018 and December 31, 2017, respectively	-	11
Common stock — authorized, 170,000,000 shares; issued and outstanding; 13,977,868 and 7,691,324 of $.0001 par value at December 31, 2018 and December 31, 2017, respectively	1,398	769
Additional paid-in capital	85,599,140	80,829,001
Accumulated deficit	(75,134,316)	(67,076,492)
TOTAL STOCKHOLDERS’ EQUITY	10,466,222	13,753,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,692,332	$16,078,822

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(6,868,875)	$(4,275,338)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	720,000	500,000
Depreciation	84,617	52,709
Amortization of intangible assets	15,596	13,726
Amortization of resaleable software license rights	1,513,237	1,510,051
Amortization of capitalized contract costs	123,171	-
Share and warrant-based compensation for employees and consultants	942,692	940,734
Stock based fees to directors	37,532	32,030
Change in assets and liabilities:
Accounts receivable	1,341,914	(1,002,700)
Due from factor	53,183	(56,227)
Capitalized contract costs	(202,353)	-
Inventory	(51,982)	(481,419)
Resaleable software license rights	1,144,961	74,552
Prepaid expenses and other	1,843	(33,472)
Accounts payable	(17,961)	32,388
Accrued liabilities	(139,793)	352,700
Deferred revenue	(311,257)	(125,196)
Net cash used for operating activities	(1,613,475)	(2,465,462)
CASH FLOWS FROM INVESTING ACTIVITIES:
Patents	(30,398)	(60,698)
Capital expenditures	(52,060)	(166,060)
Net cash used for investing activities	(82,458)	(226,758)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	1,875,100	2,000,000
Costs to issue common stock	(143,945)	(80,366)
Net cash provided by financing activities	1,731,155	1,919,634
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	35,222	(772,586)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	288,721	1,061,307
CASH AND CASH EQUIVALENTS, END OF YEAR	$323,943	$288,721